UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 22, 2019

Commission File Number
001-34581

Kraton Corporation
(Exact name of registrant as specified in its charter)

Delaware	20-0411521
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

15710 John F. Kennedy Blvd., Suite 300
Houston, TX 77032
(Address of principal executive offices, including zip code)
281-504-4700
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Chief Financial Officer

Effective May 6, 2019, the Board of Directors (the “Board”) of Kraton Corporation (the “Company”) appointed Mr. Atanas H. Atanasov to serve as the Company’s Senior Vice President and Chief Financial Officer, in which position he will act as the Company’s principal financial officer. Prior to Mr. Atanasov’s joining the Company, the principal financial officer role has been performed on an interim basis by Christopher H. Russell, who will remain as the Company’s principal accounting officer.

Mr. Atanasov, age 46, brings more than 20 years of financial leadership experience in the energy and real estate sectors as well as proven expertise in banking and capital markets, most recently with Empire Petroleum Partners, LLC, a leading motor-fuel distributor in North America, where he served as Chief Financial Officer from February 2016 until May 2019. Prior to joining Empire, Mr. Atanasov held various positions at NGL Energy Partners LP (“NGL”), a NYSE traded midstream master limited partnership based in Tulsa, Oklahoma. He joined NGL in November 2011 as Treasurer and Senior Vice President of Finance and was promoted to Chief Financial Officer in May 2013. Prior to NGL, Mr. Atanasov spent nine years at GE Capital in various roles in increasing leadership responsibilities. Mr. Atanasov is a Certified Public Accountant and holds a Master of Business Administration from the University of Tulsa and a Bachelor of Science in Accounting from Oral Roberts University.

There are no arrangements or understandings between Mr. Atanasov and any other persons pursuant to which Mr. Atanasov was selected to be an officer of the Company. Mr. Atanasov does not have any family relationships subject to disclosure under Item 401(d) of Regulation S-K or any direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

A copy of the press release announcing Mr. Atanasov’s appointment as the Company’s Senior Vice President and Chief Financial Officer is filed with this Current Report on Form 8-K as Exhibit 99.1 and incorporated by reference herein.

Employment and Compensatory Arrangements for Mr. Atanasov

Mr. Atanasov will receive an initial annual base salary of $475,000 and is eligible to earn an annual cash incentive bonus, which is initially set at a target aggregate bonus amount of 70% of Mr. Atanasov’s base salary, upon achievement of certain Company performance goals set by the Compensation Committee of the Board (the “Compensation Committee”). Mr. Atanasov will receive a one-time cash signing bonus of $350,000, paid in installments, and reimbursable to the Company if Mr. Atanasov terminates his employment within twelve months of receiving each payment. Mr. Atanasov is also eligible to participate in the Company’s employee benefit, welfare and other plans, as may be maintained by the Company from time to time, on a basis no less favorable than those provided to other similarly-situated executives of the Company. Mr. Atanasov is also subject to certain customary confidentiality, non-solicitation and non-competition provisions and entered into an indemnification agreement with the Company in the same form as its other executive officers. Mr. Atanasov will be a participant in the Company’s Executive Severance Program. Further details concerning the Company’s executive compensation program are described in the Company’s definitive proxy statement, filed on April 11, 2019, under the heading “Compensation Discussion and Analysis.”

In connection with Mr. Atanasov’s appointment, the Compensation Committee has also approved a grant to Mr. Atanasov of: (1) restricted stock units (“RSUs”) having an aggregate fair market value on the grant date equal to $350,000, which will vest on the first anniversary of the grant date; (2) RSUs having an aggregate fair market value on the grant date equal to $250,000, which will vest ratably over three years; and (3) performance-based RSUs having an aggregate fair market value on the grant date equal to $500,000, which will vest on the third anniversary of the grant date. Each such grant will be granted on Mr. Atanasov’s start date, expected to be May 6, 2019, and will vest provided that Mr. Atanasov remains continuously employed with the Company through each such vesting date. The grants will be made pursuant to the Company’s Inducement Plan (as defined below) as a material inducement to Mr. Atanasov’s acceptance of employment with the Company in accordance with NYSE Listing Rule 303A.08 and is subject to the terms and conditions of the inducement award agreements.

Kraton Corporation 2019 Equity Inducement Plan

On March 26, 2019, the Board adopted the 2019 Equity Inducement Plan (the “Inducement Plan”) and, subject to the adjustment provisions of the Inducement Plan, reserved 150,000 shares of the Company’s common stock for issuance pursuant to equity awards granted under the Inducement Plan. The Inducement Plan provides for equity awards in order to attract and retain individuals as employees of the Company. The Inducement Plan was adopted without stockholder approval pursuant to NYSE Listing Rule 303A.08. In accordance with NYSE Listing Rule 303A.08, awards under the Inducement Plan may only be made to individuals as an inducement to the individual’s entry into employment with the Company.

The foregoing descriptions of the 2019 Equity Inducement Plan and the inducement award agreements should be read in conjunction with, and are qualified in their entirety by reference to, the full texts of the 2019 Equity Inducement Plan and the forms of inducement award agreements for RSUs and performance-based RSUs, copies of which are filed as Exhibits 4.2, 4.3 and 4.4, respectively to the Company’s Form S-8, filed on April 17, 2019, and are incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

Exhibit Number	Description
99.1	Press Release, dated April 22, 2019.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Kraton Corporation

Date: April 22, 2019	By:	/s/ James L. Simmons
James L. Simmons
Senior Vice President, General Counsel and Secretary